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                                                                     EXHIBIT 4.4


                             INTERIM LOAN AGREEMENT

         THIS LOAN AGREEMENT (this "Agreement") is made and entered into effective the 29th day of April, 1999, by and between STEVEN J. PESKAITIS, an individual ("Lender"), and CHICAGO MAP CORPORATION, an Illinois corporation ("Borrower").


                                     RECITAL

         Lender will make a loan to Borrower in the principal sum of $100,000 (the "Loan"). Borrower is applying all of the Loan proceeds for general corporate purposes associated with the business operations of the Borrower. Such Loan is being made in anticipation of the acquisition by Rexford, Inc., a Delaware corporation, an entity in which the Lender expects to become a controlling principal ("Rexford"), of all of the issued and outstanding common stock of the Borrower pursuant to an Agreement and Plan of Reorganization (the "Acquisition Agreement"). As an integral part of the stock-for-stock exchange, Rexford will (i) effect a 1 for 70 reverse split of its issued and outstanding shares of common stock, (ii) change its name to LEXON Technologies, Inc. ("LEXON"), (iii) elect the nominees of Borrower to serve as the new board of directors of LEXON, and (iv) Borrower will be a wholly owned subsidiary of LEXON. As an inducement to Lender to make such Loan, on completion of the reorganization contemplated under the Acquisition Agreement, the Borrower will issue to Lender a common stock purchase warrant to purchase up to 100,000 shares of LEXON's common stock at an exercise price of $2.50 per share.



                                    AGREEMENT

         NOW, THEREFORE, in reliance upon the recitals set forth above and for an in consideration of the mutual promises and covenants contained herein and the mutual benefits to the parties to be derived from this Agreement, it is hereby agreed as follows:



                                    ARTICLE I
                                      LOAN

         1.1 AMOUNT. Subject to the terms and conditions set forth herein, the Lender shall loan to Borrower the principal amount of $100,000, and Borrower shall execute and deliver to Lender a promissory note in the form attached hereto as Exhibit A and incorporated herein by this reference (the "Note"), subject to all the terms, conditions, and covenants of this Agreement.

         1.2 INTEREST. The Loan made pursuant to the terms of this Agreement shall bear interest on the unpaid balance at one percent (1%) per month from the date of the Note until


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payment in full. The principal and interest evidenced by the Note, together with any extensions, modifications, renewals, or additional loans; the performance of the covenants and agreements of Borrower contained herein; and the obligations of Borrower under the terms of the accompanying security agreement attached hereto, shall be hereinafter referred to collectively as the "Obligation."

         1.3 SECURITY AGREEMENT. As security for the Obligation, including any modifications, extensions, or renewals thereof, Borrower will (i) execute the Security Agreement attached hereto as Exhibit B and incorporated herein by this reference (the "Security Agreement"), granting Lender a security interest in all the accounts receivable of the Borrower, and (ii) following completion of the reorganization contemplated under the Acquisition Agreement, deliver to the escrow agent (in accordance with Section 1.6) a certificate representing 250,000 shares of LEXON's common stock (the "Collateral Shares"), which Collateral Shares represent a portion of the 10,500,000 shares of LEXON's common stock to be issued to the Borrower's Stockholders under the Acquisition Agreement, as more particularly set forth therein.

         1.4 PAYMENT. The entire amount of the funds loaned under the Note, including principal and interest, is due and payable as follows:

                  (a) within four (4) months from the date hereof; or

                  (b) from the private placement offering proceeds received by LEXON following completion of the reorganization contemplated under the Acquisition Agreement, such funds to be disbursed to Lender at the closing of the $500,000 minimum offering; which ever occurs last; or

                  (c) immediately in the event of default by Borrower as
                      hereinafter provided.


         1.5 WARRANT. As further consideration for the Loan, on completion of the transactions contemplated under the Acquisition Agreement (after giving effect to the 70-for-1 reverse split contemplated therein), Lender will be issued a common stock purchase warrant (the "Warrant") to purchase up to 100,000 shares of LEXON's common stock, at an exercise price of $2.50 per share, all in accordance with the terms and conditions set forth in the form of Warrant, attached hereto as Exhibit C and incorporated herein by this reference.

         1.6 ESCROW OF COLLATERAL SHARES. As additional security for the Obligation, At such time as the Collateral Shares are issued, Borrower will deliver the Collateral Shares into escrow and execute the Escrow Agreement attached hereto as Exhibit D and incorporated herein by this reference (the "Escrow Agreement"), which Escrow Agreement provides for the escrow of the Collateral Shares until the Loan is paid in full or an event of default by Borrower occurs as herein provided.


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


                                   ARTICLE II
                       CONDITIONS OF LENDER'S OBLIGATIONS

         All obligations of Lender under this Agreement are subject to the fulfillment, prior to any loan hereunder, of each of the following conditions, any or all of which may be waived in writing in whole or in part by Lender at or prior to execution.

         2.1 SATISFACTION OF CONDITIONS. Borrower shall have performed and satisfied in all material respects all obligations, conditions, and covenants required by this Agreement to be performed and satisfied by it at or before the execution of this Agreement.

         2.2 CERTAIN DOCUMENTS. The obligation of Lender to make its Obligation is subject to the condition that all of the following documents shall have been received by Lender:

                  (a) Resolutions of the Borrower's board of directors approving and authorizing the execution, delivery, and performance of this Agreement and all other Obligation documents executed by them, certified as of the date of this Agreement by the Borrower's corporate secretary;

                  (b) The Note in the form of Exhibit A attached hereto, drawn to the order of Lender, with appropriate insertions, executed as appropriate by Borrower;

                  (c) The Security Agreement in the form of Exhibit B attached hereto, with appropriate insertions, executed as appropriate by Borrower;

                  (d) Form UCC-1, executed as appropriate by Borrower; and

                  (e) This Agreement executed by Borrower and Lender.

         2.3 OTHER DOCUMENTS. Following completion of the Acquisition Agreement, Borrower agrees that the following documents will be delivered by Borrower to
Lender:


                  (a) The Warrant in the form of Exhibit C attached hereto, with appropriate insertions, executed as appropriate by Borrower; and

                  (b) The Collateral Shares with a stock power executed in blank with signature medallion guaranteed, accompanied by the Escrow Agreement in the form of Exhibit D attached hereto, with appropriate insertions, executed by all the parties thereto.



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


                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF BORROWER

         In order to obtain Lender's reliance and agreement to enter into this Agreement and the transactions contemplated hereby, Borrower makes the following representations and warranties:

         3.1 CORPORATE STANDING. Borrower is a corporation duly organized, validly existing, and in good standing under the laws of the state of Illinois and has the corporate power and authority to own and operate its properties and to carry on its business as now conducted. Neither the ownership of its properties nor the nature of its business requires Borrower to be qualified to do business in any jurisdiction other than the state of Illinois.

         3.2 NO CONFLICTING AGREEMENTS. The execution and delivery of this Agreement and the consummation of the transactions provided for herein will not violate or conflict with or result in the breach of any provision or covenant or constitute a default or an event which with notice or lapse of time or both would constitute a default under, or accelerate the performance required by, or result in the termination of any agreement, stipulation, order, judgment, or decree to which Borrower is a party or is subject or which binds any of the properties or assets of Borrower.

         3.3 LITIGATION. Borrower is not aware of any claim or pending litigation that would prevent or encumber its power to execute, deliver, or consummate this Agreement and the transactions contemplated hereby.

         3.4 BINDING OBLIGATION. This Agreement, the Note, the Security Agreement and the documents related thereto have been duly executed and delivered by Borrower and constitute legal, valid, and binding obligations of Borrower and are enforceable against them in accordance with their terms, except as the enforceability may be affected by bankruptcy, insolvency, or similar laws affecting the enforcement of creditor's rights generally and to the extent the availability of certain remedies may be limited by certain equitable principles of generally applicability.

         3.5 FINANCIAL CONDITION. The financial statements of Borrower provided to Lender have been prepared in accordance with generally accepted accounting principles, consistently applied, and are complete, correct, and accurately present the financial position of Borrower as of December 31, 1998.

         3.6 NO MATERIAL CHANGES. There have been no material adverse changes in the financial condition of Borrower since the date of the latest financial statements.


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         3.7 NO EXISTING DEFAULT. Borrower is not in default, nor has any event occurred that with notice or the passage of time or both would constitute a default under any agreement, indenture, or contract relating to any material obligation for borrowed money or any form of credit agreement whatsoever, including, but without limitation, any installment purchase agreements.


                                   ARTICLE IV
                         NEGATIVE COVENANTS OF BORROWER

         Borrower agrees that it will not, prior to the satisfaction of all its obligations under the terms of this Agreement, the Note, the Security Agreement, and the related documents, do any of the following:


         4.1 SATISFACTION OF EXISTING OBLIGATIONS. Other than in the ordinary course of business as now conducted, Borrower shall not discharge or satisfy any lien, mortgage, pledge, charge, security, or other encumbrance on any of the material assets or properties, nor will Borrower cause to be created or suffer to exist any additional lien, mortgage, pledge, charge, security, or other encumbrance on any of the material assets or properties.

         4.2 AMENDMENT OF CONTRACTS. Other than in the ordinary course of business as now conducted, Borrower shall not engage in any transaction that would create or result in any additional indebtedness or pay any obligation or liability or enter into, terminate, or amend any agreement or transfer or grant any rights under any lease, license, or other agreement or in any manner dispose of or acquire any material amount of assets.

         4.3 CONTINUATION OF BUSINESS. Borrower shall use its best efforts consistent with prudent business practices to preserve and maintain the business and business organization of Borrower intact; to preserve its goodwill; to pay its obligations as they mature; and to retain Borrower's relationship with its customers.

         4.4 REGULATORY COMPLIANCE. Borrower shall not violate in any material respect any law, rule, regulation, order, or ordinance applicable to the conduct of the business of Borrower or relinquish or terminate any rights, qualifications, license, or permits that would materially affect the financial condition or the business of Borrower.

         4.5 TRANSFER OF SALE OF TECHNOLOGY. Borrower shall not sell or in any other manner transfer any asset, license, permit, patent, royalty, or other governmental authorization of Borrower or cause or permit Borrower to purchase or in any other manner acquire for consideration any material asset, license, permit, patent, royalty, or other governmental authorization.

         4.6 SALE OF ASSETS. Other than those negotiations or agreements associated with the consummation of the Acquisition Agreement, Borrower shall not enter into any negotiation or agreement or entertain any proposals relating to the sale of all or substantially all the assets or stock of Borrower or liquidate or dissolve Borrower.



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         4.7 GUARANTOR OR SURETY. Borrower shall not guarantee or act as surety for any indebtedness of any other entity or person.


                                    ARTICLE V
                       AFFIRMATIVE CONVENANTS OF BORROWER

         5.1 USE OF LOAN PROCEEDS. Borrower shall utilize 100% of the proceeds from the loan contemplated hereby for general and administrative expenses associated with the operation of the Borrower's business.

         5.2 FINANCIAL RECORDS. Borrower shall maintain adequate books, accounts, and records in accordance with the practices of prudent businessmen and in accordance with generally accepted accounting principles, consistently applied, and shall make all such records available for inspection and duplication, by Lender or its agents at any time during reasonable business hours.

         5.3 PRIOR ENCUMBRANCES. Borrower will timely pay and otherwise perform each and every term, covenant, or condition required to be performed by it pursuant to any priority lien or encumbrance on any property securing repayment of the Obligation.

         5.4 TAXES. Borrower shall duly pay and discharge all taxes, assessments, and charges owed by or levied against Borrower or any of the properties or assets belonging to Borrower.

         5.5 INSURANCE. Borrower shall insure and keep insured at all times all of their property of an insurable nature, with insurers who are financially sound and responsible, against loss or damage from fire and other risks, casualties, or contingencies, and shall carry such public liability as is reasonably prudent in the conducting of Borrower's business.

         5.6 COMPLIANCE WITH LAWS. Borrower shall take whatever actions are necessary to comply with all statutes and regulations governing the activities and operations of Borrower and maintain its corporate existence and right to carry on business in each state or other jurisdiction in which Borrower now conducts business.

         5.7 ADDITIONAL DOCUMENTS. Borrower shall promptly execute and deliver or cause to be executed and delivered, any other instruments or documents which Lender may reasonably request or which may be required in order to consummate the transactions contemplated by this Agreement.

         5.8 LEGAL PROCEEDINGS. Excepted for Integrated GPS Technologies, Inc.
v. Chicago Map Corporation, Civil Action No. H-97-4063, United States District Court for the Southern District of Texas, Houston Division, Borrower is not now a party to any legal proceedings and shall promptly notify Lender of any legal proceedings instituted against Borrower.



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                                   ARTICLE VI
                                     DEFAULT

         6.1 EVENTS OF DEFAULT. Upon the occurrence and during the continuance of any one or more of the events hereinafter enumerated, Lender may forthwith or at any time thereafter during the continuance of any such event, by notice in writing to Borrower, declare the unpaid balance of the principal and interest then accrued on the Note to be immediately due and payable, and the principal and interest shall become and shall be immediately due and payable without presentation, demand, protest, notice of protest, or other notice of dishonor, all of which are hereby expressly waived by Borrower, such events being as follows:

                  (a) Default in the payment of the principal and interest of the Note or any portion thereof when the same shall become due and payable, whether at maturity as therein expressed, by acceleration, or otherwise, unless cured within 10 days after notice thereof by the holder of such Note to Borrower;

                  (b) The creditors under any priority secured indebtedness of Borrower shall declare the amounts due thereunder to be due and payable following default;

                  (c) Default in the due observance or performance of any other covenant or obligation contained in this Agreement, in the Security Agreement, or the Acquisition Agreement unless observed or performed within 10 days after notice thereof to Borrower by Lender; provided, if compliance is not possible within 10 days, default shall occur upon failure within 10 days to take steps that will produce compliance as soon as is reasonably practicable;

                  (d) Any representation or warranty herein or in the Acquisition Agreement made by Borrower proves to have been untrue in any material respect as of the date as of which the facts therein set forth were stated or certified, and corrective measures, satisfactory to Lender with respect thereto shall not have been taken within 10 days after notice thereof to Lender; provided, if compliance is not possible within 10 days, default shall occur upon failure within 10 days to take steps that will produce compliance as soon as is reasonably practicable;

                  (e) Borrower shall file a voluntary petition in bankruptcy or a voluntary petition seeking reorganization, or shall file an answer admitting the jurisdiction of the court and any material allegations of an involuntary petition filed pursuant to any act of Congress relating to bankruptcy or to any act purporting to be amendatory thereof, or shall be adjudicated bankrupt or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of any receiver or trustee for Borrower, or of all or any substantial portion of its property, or Borrower shall make an assignment to an agent authorized to liquidate any substantial part of its assets;

                  (f) An order shall be entered pursuant to any act of Congress relating to bankruptcy or to any act purporting to be amendatory thereof approving an involuntary petition seeking reorganization of Borrower, or an order of any court shall be entered


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         appointing any receiver or trustee of or for Borrower, or any receiver or trustee of all or any substantial portion of the property of Borrower, or a writ or warrant of attachment or any similar process shall be issued by any court against all or any substantial portion of the property of Borrower, and such order approving a petition seeking reorganization or appointing a receiver or trustee is not vacated or stayed, or such writ, warrant of attachment, or similar process is not released or bonded within 60 days after its entry or levy, or

                  (g) The rendering against the Borrower of final judgment for the payment of money in excess of $25,000 and failure of the borrower to appeal therefrom (or from the order, decree, or process pursuant to which such judgment was granted, passed, entered, or affirmed) and obtain a stay of execution thereof within the period prescribed by law for appeal, or to have such judgment discharged and satisfied within 60 days after the expiration of such period or of the period of any such stay, whichever shall later occur.

         6.2 PROCEDURE ON DEFAULT. Upon the occurrence of an event of default, and at any time thereafter, Lender may elect to declare the entire Obligation hereby secured immediately due and payable:

                  (a) In the event of default in the payment of said Obligation when due or declared due, Lender, shall have all the rights and remedies of a secured party and shall be entitled to avail itself of all such other rights and remedies that may now or hereafter exist at law or in equity for the collection of the Obligation and the enforcement of the covenants herein and the foreclosure of the security interest created hereby and resort to any remedy provided hereunder or provided by the Illinois Uniform Commercial Code, or by any other law of the state of Illinois, which shall not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies; and

                  (b) The requirement of reasonable notice to Borrower of the time and place of any public sale of the security or of the time after which any private sale, or any other intended disposition thereof is to be made, shall be met if such notice is mailed, postage prepaid, to Borrower at the address of such party designated below, at least 30 days before the date of any public or private sale or other disposition is to be made.

         6.3 DEFAULTS UPON PRIOR INDEBTEDNESS. Upon the default by Borrower of any term, covenant, or condition required to be performed by it on any priority secured indebtedness or the receipt by Borrower from any such priority secured creditor of notice of any default under such indebtedness, whether or not repayment of the indebtedness is accelerated, Borrower shall promptly advise Lender in writing of the nature and amount of default and of the action, if any, threatened by such priority secured creditor. Notwithstanding the Borrower's obligation to cure any and all such defaults, Lender may, but shall not be obligated to do so, in the name, place, and stead of Borrower and, in the case of such curative efforts by Lender, succeed to all of the rights, remedies, and security of such priority creditor.


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                                   ARTICLE VII
                            MISCELLANEOUS PROVISIONS

         7.1 ASSIGNMENT OF AGREEMENT. Except as expressly provided, neither the rights nor the obligations of the parties to this agreement may be assigned or delegated by either party in whole or in part without the prior written consent of the other party.

         7.2 GOVERNING LAW. Unless otherwise provided herein, this Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Illinois.

         7.3 NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or, if sent by facsimile transmission or other electronic communication confirmed by registered or certified mail, postage prepaid, or if sent by prepaid telegram addressed as follows:


If to Lender, to:          Steven J. Peskaitis
                           1401 Brook Drive
                           Downers Grove, Illinois 60515
                           Fax No.: 630-916-6218

If to Borrower, to:        Chicago Map Corporation
                           Attn: Mike Barnett
                           1401 Brook Drive
                           Downers Grove, Illinois 60515
                           Fax No.: 630-916-6218

with copies to:            Rieck & Crotty, P.C.
                           Attn: Ronald J. Duplack, Esq.
                           55 West Monroe, Suite 3390
                           Chicago, IL 60603
                           Fax No.: 312-726-0647

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile transmission or other electronic communication, three days after the date so mailed, or one day after the date so telegraphed or sent by overnight delivery.

         7.4 TITLE AND CAPTIONS. Section titles or captions to this Agreement are for convenience and reference only and shall not be deemed part of this Agreement and shall not be interpreted to define, limit, augment, extend, or describe the scope, content, or intent of any part or parts of this Agreement.

         7.5 PRONOUNS AND PLURALS. Whenever the context may require, all pronouns used herein shall include the corresponding masculine, feminine, or neuter forms and the singular form of pronouns and verbs shall include the plural and vice versa. Each of the foregoing


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genders and plurals is understood to refer to a corporation, partnership, or other legal entity when the context so requires.

         7.6 FURTHER ACTION. The parties shall execute and deliver all documents or instruments, provide all information, and take or forebear from all such action as may be necessary or appropriate to achieve the purpose of this Agreement.

         7.7 BINDING EFFECT UPON SUCCESSORS. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective heirs, executors, administrators, successors, legal representatives, and assigns; provided, that this provision shall not be construed as permitting assignment, substitution, delegation, or other transfer of rights or obligations, except strictly in accordance with the provisions of the other sections of this Agreement.

         7.8 CREDITORS. Unless expressly provided in this Agreement, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any creditors of any party hereto.

         7.9 WAIVER. No failure by any party to insist upon the strict performance of any covenant, duty, promise, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, promise, or condition. Any party may, by notice delivered in the manner provided in this Agreement, but shall be under no obligation to, waive any of its rights or any conditions to its obligations hereunder, or any duty, obligation, or covenant of any other party. No waiver shall affect or alter the remainder of this Agreement, but each and every other covenant, duty, promise, and condition hereof shall continue in force and effect with respect to any other then existing or subsequently occurring breach.

         7.10 SEVERABILITY. In the event that any condition, covenant, or other provision herein contained is held to be invalid or void by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way affect any other covenant or condition herein contained. If such condition, covenant, or other provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law.

         7.11 EXHIBITS. All exhibits annexed to this Agreement and any documents to be delivered herewith are expressly made a part of this Agreement as fully as though completely set forth in it. All references to this Agreement, either in the Agreement itself or in any of such writings, shall be deemed to refer to and include this Agreement itself or in any of such exhibits or writings. Any breach of or default under any provision of any of such writing shall, for all purposes, constitute a breach or default under this Agreement and all other such writings.

         7.12 ATTORNEYS' FEES. Should either party take any legal action to enforce any of the terms or provisions of this Agreement, or if any costs are incurred by reason of breach or default in any of the covenants, representations, warranties, terms, or conditions of this Agreement, the non-defaulting party shall be entitled to recover any costs, including attorneys' fees incurred in enforcing the obligations of the other party under the terms of this Agreement or in collecting any judgment that may be entered.



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         7.13 TIME OF ESSENCE. Time is of the essence in the performance of the duties, covenants, or obligations of the parties under the terms of this Agreement.

         7.14 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         7.15 FACSIMILE TRANSMISSION. Facsimile transmission of any signed original document, and retransmission of any signed facsimile transmission, shall be the same as delivery of an original. At the request of any party hereto, the parties will confirm facsimile transmitted signatures by signing an original document.



         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LENDER:                                           BORROWER:

STEVEN J. PESKAITIS,                              CHICAGO MAP CORPORATION,
an Individual                                     an Illinois corporation


/s/ Steven J. Peskaitis                           By  /s/ John B. McLean
--------------------------                          ---------------------------
Steven J. Peskaitis                                 Its Duly Authorized Officer




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